Exhibit 23.4

                  Independent Auditors' Consent

The Board of Directors
Sovereign Bancorp, Inc.
(Successors of Bankers Corp.)

     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Sovereign Bancorp, Inc. and in the related prospectus of our report dated January 31, 1997, except as to Note 2, which is as of February 5, 1997, relating to the consolidated statements of income, changes in stockholders' equity and cash flows of Bankers Corp. and subsidiary for the year ended December 31, 1996, which report appears in the Annual Report on Form 10-K/A of Sovereign Bancorp, Inc. and the reference to our Firm under the heading "Experts" in the registration statement on Form S-3 and the related prospectus.

                              /s/ KPMG LLP

                              KPMG LLP

Short Hills, New Jersey
September 8, 1999